Deutsche Bank AG
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany



Jeffrey A. Ruiz
Vice President
Telephone: (212) 250-3667


                                                               February 14, 2006

Securities and Exchange Commission
SEC Document Control
450 Fifth Street, N.W.
Washington, DC  20549
Attn:  Filing Desk


Dear Sir or Madame:

         Re:  Filing of Schedule 13G - Business Objects S.A.


Pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, attached is one copy of Schedule 13G with respect to the common stock of the above referenced corporation.

Please acknowledge your receipt of the Schedule 13G by return e-mail confirmation.

                                                                 Sincerely,



                                                                 Jeffrey A. Ruiz









Enclosures






                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.2*)

                              Business Objects S.A
                     ---------------------------------------
                                 NAME OF ISSUER:

                                  Common Stock
                     ---------------------------------------
                          TITLE OF CLASS OF SECURITIES

                                    F12338103
                     ---------------------------------------
                                  CUSIP NUMBER

                                December 30, 2005
                     ---------------------------------------
             (Date of Event Which Requires Filing of this Statement)


                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:


                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)











* This filing is being submitted to amend an erroneous filing submitted on 2/10/06.

1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank AG*

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (A) [ ]
         (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     6,687,987
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  6,698,033
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,698,033

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.11%

12. TYPE OF REPORTING PERSON

         BK, HC, CO



     * In accordance with Securities Exchange Act Release No. 39538 (January 12,
     1998), this amended filing reflects the securities beneficially owned by the Private Clients and Asset Management business group ("PCAM") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 ("Act"), this filing shall not be construed as an admission that PCAM is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing.

1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank Trust Company Americas

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ]
          (B) [ ]


3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     0
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  1,596
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,596

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.00%

12. TYPE OF REPORTING PERSON

         BK, CO

1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Investment Management Company Americas


2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (A) [ ]
        (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     89,463
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  89,463
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         89,463

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.10%

12. TYPE OF REPORTING PERSON

         IA, CO

1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (A) [ ]
        (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     44,263
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  44,263
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         44,263

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.04%

12.TYPE OF REPORTING PERSON

         IA, CO

1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         DWS Holding & Service GmbH

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (A) [ ]
         (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     5,525,225
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  5,533,675
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,533,675

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.87%

12. TYPE OF REPORTING PERSON

         IA, CO

1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Investmentgesellshaft

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (A) [ ]
            (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     66,308
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                           66,308
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                                    0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         66,308

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.69%

12. TYPE OF REPORTING PERSON

         IA, CO

Item 1(a).        Name of Issuer:

                  Business Objects S.A.(the "Issuer")


Item 1(b).        Address of Issuer's Principal Executive Offices:

                  Tour Chantecoq
                  5 rue Chantecoq
                  92800 Puteaux, FRANCE


Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG, ("Reporting Person").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  Taunusanlage 12, D-60325
                  Frankfurt am Main
                  Federal Republic of Germany

Item 2(c).        Citizenship:

                  The citizenship of the Reporting Person is set forth on the cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is common stock, ("Common Stock").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Common Stock is set forth on the cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                 (a)    [ ] Broker or dealer registered under section 15 of
                            the Act;

                 (b)    [X] Bank as defined in section 3(a)(6) of the Act;

                            Deutsche Bank Trust Corp. Americas

                 (c)   [ ] Insurance Company as defined in section 3(a)(19) of
                           the Act;

                 (d)   [ ] Investment Company registered under section 8 of
                           the Investment Company Act of 1940;

                 (e)   [X] An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

                       Deutsche Investment Management Company Americas

                       Deutsche Asset Management Investmentgesellshaft

                       DWS Holding & Service GmbH

                       Deutsche Asset Management Inc.

                 (f)   [ ] An employee benefit plan, or endowment fund in
                           accordance with Rule 13d-1 (b)(1)(ii)(F);

                 (g)   [X] parent holding company or control person in
                           accordance with Rule 13d-1 (b)(1)(ii)(G);

                       Deutsche Bank AG

                 (h)   [ ] A savings association as defined in section 3(b) of
                           the Federal Deposit Insurance Act;

                 (i)   [ ] A church plan that is excluded from the definition
                           of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                 (j)   [ ] Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

Item 4.           Ownership.

                (a) Amount beneficially owned:

                    The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

                (b) Percent of class:

                    The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

                (c) Number of shares as to which such person has:

                           (i) sole power to vote or to direct the vote:

                           The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

                           (ii) shared power to vote or to direct the vote: The Reporting Person has the shared power to vote or direct the vote of the Common Stock as set forth on the cover page.

                           (iii) sole power to dispose or to direct the disposition of:

                           The Reporting Person has the sole power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

                           (iv) shared power to dispose or to direct the disposition of:

                           The Reporting Person has the shared power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                                 Not applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Deutsche Investment Management Americas, Inc. Investment Advisor

               Deutsche Bank Trust Corp. Americas             Bank

               DWS Holding & Service GmbH                     Investment Advisor

               Deutsche Asset Management Inc.                 Investment Advisor

               Deutsche Asset Management Investmentgesellshaft InvestmentAdvisor

Item 8.           Identification and Classification of Members of the Group.

                                 Not applicable.



Item 9.           Notice of Dissolution of Group.

                                 Not applicable.



Item 10.         Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/14/06

                                                           DEUTSCHE BANK AG


                                                       By: /s/ Jeffrey A. Ruiz
                                                       Name: Jeffrey A. Ruiz
                                                       Title: Vice President

                                                       By: /s/ Pasquale Antolino
                                                       Name: Pasquale Antolino
                                                       Title: Associate

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/14/06


                                  Deutsche Investment Management Americas Inc.


                                                         By: /s/ Jeffrey A. Ruiz
                                                           Name: Jeffrey A. Ruiz
                                                           Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/14/06


                                              Deutsche Bank Trust Corp. Americas


                                                         By: /s/ Jeffrey A. Ruiz
                                                         Name: Jeffrey A. Ruiz
                                                         Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/14/06




                                               DWS Holding & Service GmbH

                                               By: /s/  Susan Seidel
                                               Name:    Susan Seidel
                                               Title:   Assistant Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/14/06


                                                 Deutsche Asset Management Inc.

                                                         By: /s/ Jeffrey A. Ruiz
                                                         Name:   Jeffrey A. Ruiz
                                                         Title: Vice President

                                            SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/14/06


                                 Deutsche Asset Management Investmentgesellshaft

                                               By: /s/  Susan Seidel
                                               Name:    Susan Seidel
                                               Title:   Assistant Vice President